Exhibit 4.2
FIFTH SUPPLEMENTAL INDENTURE
Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of December 1, 2011, among 360networks holdings (USA) inc., a Nevada corporation (“360 Holding”), the other direct and indirect subsidiaries of 360 Holding listed on the signature pages hereto (together with 360 Holding, each, a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the bank of the United States of America, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Guaranteeing Subsidiaries is a newly acquired indirect subsidiary of Zayo Group, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, the Company, Zayo Capital, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture referred to below) and the Trustee have heretofore executed and delivered to the Trustee an indenture, dated as of March 12, 2010 (the “Base Indenture”), among the Issuers, the Guarantors party thereto and the Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of September 13, 2010 (the “First Supplemental Indenture”), between Zayo Fiber Solutions, LLC, and the Trustee, the Second Supplemental Indenture, dated as of September 20, 2010 (the “Second Supplemental Indenture”), among the Issuers, the Guarantors party thereto and the Trustee, the Third Supplemental Indenture, dated as of November 5, 2010 (the “Third Supplemental Indenture”), among American Fiber Systems Holding Corporation, American Fiber Systems, Inc. and the Trustee and the Fourth Supplemental Indenture, dated as of the date hereof (the “Fourth Supplemental Indenture”), among the Issuers, the Guarantors party thereto and the Trustee (such Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”).
WHEREAS, the Indenture provides for the issuance of an unlimited aggregate principal amount of 10.25% Senior Secured First-Priority Notes due 2017 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances a Subsidiary of the Company or the Co-Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2) Agreement to be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
(3) Guarantee. Each Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to Guarantee to each Holder of the Notes and the Trustee the Indenture Obligations pursuant to Article 13 of the Indenture.
(4) No Recourse Against Others. No director, officer, employee, incorporator, or stockholder of either Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including such Guaranteeing Subsidiary) under the Notes, any Note Guarantees, the Indenture, or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.
(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.
(9) Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.
(10) Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

360NETWORKS HOLDINGS (USA) INC.
360NETWORKS (USA) INC.
360NETWORKS LLC
360NETWORKS ILLINOIS LLC
360NETWORKS IOWA LLC
360NETWORKS KENTUCKY LLC
360NETWORKS LOUISIANA LLC
360NETWORKS MICHIGAN LLC
360NETWORKS MISSISSIPPI LLC
360NETWORKS TENNESSEE LLC
NORTHERN COLORADO
TELECOMMUNICATIONS LLC

	By:	/s/ Ken desGarennes

	Name:	Ken desGarennes
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Raymond Torres

	Name:	Raymond Torres
	Title:	Senior Associate